EXHIBIT 10.1
April 26, 2023
Blake Grayson
Re:     Offer of Employment

Dear Blake:
I am pleased to offer you a position with DocuSign, Inc. (the “Company” or “DocuSign”) as Executive Vice President and Chief Financial Officer, reporting to me, with an expected commencement date of June 19, 2023 or such earlier date as you and I may mutually agree (“Start Date”). Please note that if your Start Date occurs prior to the date on which DocuSign files its quarterly report on Form 10-Q for the quarter ended April 30, 2023, your position as Chief Financial Officer will commence on the first business day following such date. Your primary work location will be our office in Seattle, WA, subject to regular travel to the Company’s other offices from time to time when reasonably necessary or appropriate to perform your duties. You will receive an initial annual salary of $500,000, less applicable taxes and deductions, which will be paid biweekly in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for a target bonus equal to 100% of your then-current annual salary, subject to the terms and conditions of the Company Incentive Plan (“CIP”) in effect for each applicable fiscal year. The CIP document contains important information including eligibility, pro-ration for employees on a leave of absence or hired mid-year, and the measures used to track Company’s achievement of targets for the plan year as established by the Board or a committee thereof.
Sign-On Bonus. The Company will pay you a one-time signing bonus of $1,000,000 (the “Sign-On Bonus”), to be paid out in your first payroll following your Start Date. The Sign-On Bonus will be subject to withholding requirements and authorized deductions. The payment of the Sign-On Bonus is an advance and will not be fully earned unless you remain employed by DocuSign for one full year from your Start Date. If you resign without Good Reason or are terminated by DocuSign for Cause before the one-year anniversary of your Start Date you agree to repay the full amount of the Sign-On Bonus advance at the time of your departure (less 8.33% for each full month of work completed after your Start Date). In the event of a Qualifying Termination prior to the one-year anniversary of your Start Date, DocuSign will waive any right to recoup any portion of the Sign-On Bonus. As a condition of receiving the Sign-On Bonus advance, you agree and authorize the Company to deduct any unearned portion of the advance from your final wages, to the extent permitted by applicable laws. If you fail to repay the Sign-On Bonus advance within fourteen days of your departure, interest will accrue on the amount owed at the rate of 1.5% per month. In addition to paying interest, should any dispute arise concerning your obligation to repay the Sign-On Bonus and an arbitration or other legal proceeding results, the prevailing party in any such dispute shall be entitled to recover its or his reasonable attorneys’ fees and costs incurred to the extent they concern the Sign-On Bonus, its repayment, and/or your obligation to repay it.
For purposes of this offer letter, “Cause,” “Good Reason” and “Qualifying Termination” have the same meanings as those terms are used in the Company’s Executive Severance and Change in Control Agreement, attached hereto.
Equity Awards. As soon as practicable after your Start Date, you shall receive the following awards of restricted stock units (“RSUs”) representing the right to acquire shares of Common Stock of DocuSign, Inc.:
221 Main Street, Suite 1550, San Francisco, CA 94105

EXHIBIT 10.1
•A new hire grant of time-vesting RSUs with a target value of $20 million (the “New Hire Grant”);
•An additional grant of time-vesting RSUs with a target value of $7.5 million (the “First Additional Grant”); and
•An additional grant of time-vesting RSUs with a target value of $5 million (the “Second Additional Grant”).
The number of RSUs you receive will generally be determined by dividing the applicable target value by the average closing stock price over a period of 60 trading days immediately prior to the Vesting Commencement Date. The Vesting Commencement Date will be the 10th day of the calendar month occurring concurrently with or after your Start Date. Such RSUs will be subject to the terms and conditions of: (a) the Company’s equity incentive plan in effect at the time of grant (the “Plan”), (b) an RSU Agreement in the form approved by the Board or a committee of the Board, and (c) applicable law. The RSUs will be subject to service-based requirements as set forth in the RSU Agreement. For a general summary of the vesting terms, please see Attachment A hereto.
Severance & Change in Control Agreement. You and the Company will enter into the Executive Severance and Change in Control Agreement in the form attached hereto.
Additional Benefits. As a Company employee, you will also be eligible to receive certain employee benefits including PTO, healthcare, dental coverage, and a 401(k) plan on terms no less favorable than any other U.S. based executive officer. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.
Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. If you require work authorization to lawfully work in the U.S., this must be obtained prior to your State Date and your Start Date is subject to change if proof of such authorization is not obtained by the Company by Monday of the week prior to your Start Date.
You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere materially with the performance of your duties to the Company.
As a Company employee, you will be required to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the company rules of conduct which are included in the employee handbook
221 Main Street, Suite 1550, San Francisco, CA 94105

EXHIBIT 10.1
which you will receive on your first day of employment. You will be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Such Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration.
Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses you incur in connection with the performance of services on behalf of the Company during your employment with the Company, on terms no less favorable than for any other U.S. based executive officer of the Company. In addition, subject to and promptly following the Start Date the Company will reimburse your fair, reasonable and documented expenses for legal or other advisors incurred in the review and finalization of this Agreement and related documentation (not to exceed $4,000). Subject to the preceding, the reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following your submission of proper documentation for such expenses.
Indemnification. You and the Company will enter into an indemnification agreement on substantially the same terms applicable to the Company’s other officers and directors. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S. based executive officer of the Company.
Compensation Recoupment. Certain incentive-based compensation payable to you shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law that applies on substantially the same terms to all other U.S. based executive officers of the Company (except as required by statute or regulation without regard to the terms of the policy). No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under this agreement, provided that such recovery is consistent with such policy and such policy is consistent with this paragraph.

221 Main Street, Suite 1550, San Francisco, CA 94105

EXHIBIT 10.1
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below on or before May 5, 2023. This letter (including any documents referenced herein), along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at DocuSign, Inc.
Sincerely,
DocuSign, Inc.
/s/ Allan Thygesen
Allan Thygesen, Chief Executive Officer
ACCEPTED AND AGREED
/s/ Blake Grayson
Blake Grayson
Date:     April 26, 2023
221 Main Street, Suite 1550, San Francisco, CA 94105

EXHIBIT 10.1
Attachment A
RSU Vesting Terms
As provided in more detail in the applicable RSU Agreement, your RSUs will become “Vested RSUs” subject to the satisfaction of the following service-based requirements:
•New Hire Grant, $20m target value: 1/16th of the total number of RSUs awarded will vest on each of the 16 quarterly anniversaries of the Vesting Commencement Date, subject to you remaining in Continuous Service (as defined in the Plan) with the Company on each such date.
•First Additional Grant, $7.5m target value: 100% of the total number of RSUs awarded will vest on the 12-month anniversary of the Vesting Commencement Date, subject to you remaining in Continuous Service with the Company on such date.
•Second Additional Grant, $5m target value: 25% of the total number of RSUs awarded will vest on the 15-month anniversary of the Vesting Commencement Date, and thereafter 25% of the total number of RSUs awarded will vest in a series of 3 successive equal quarterly installments following such first vesting date subject to you remaining in Continuous Service with the Company on each such date.
Vested RSUs will generally be delivered to you (“settled”) on a quarterly basis (March, June, September and December) following the date on which the RSUs become vested.
The RSUs will be subject to the terms and conditions of the Plan and the applicable RSU Agreement.
You will be entitled to receive such accelerated vesting of your outstanding time-vesting equity awards consistent with the terms and conditions of the Company’s Death or Terminal Condition Policy, as may be amended from time to time, and your Executive Severance and Change in Control Agreement.